                                                        Exhibit 11.1

                     CLEAN HARBORS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER SHARE
                  FOR THE SECOND QUARTER ENDED JUNE 30, 1994
                                (in thousands)

                                            Three Months Ended   Six Months Ended
                                                  June 30,             June 30,
                                            ------------------   ------------------
                                               1994      1993       1994      1993
                                              ------    ------     ------    ------
Net income                                    $1,251    $1,440     $1,848    $2,275

    Less preferred dividends accrued             112       100        212       150
                                              ------    ------     ------    ------
Adjusted net income                           $1,139    $1,340     $1,636    $2,125
                                              ======    ======     ======    ======
Earning per common and common
    equivalent share:

    Weighted average number of
      shares outstanding                       9,429     9,417      9,428     9,393

    Incremental shares for stock options
      under treasury stock method                225       792        252       797
                                              ------    ------     ------    ------
    Weighted average number of
      common and common equivalent
      shares outstanding                       9,654    10,209      9,680    10,190
                                              ======    ======      ======   ======

    Net earnings per common and common
      equivalent share                        $  .12    $  .13     $  .17    $  .21
                                              ======    ======     ======    ======

Earnings per common and common
    equivalent share - assuming full
    dilution:

    Weighted average number of
      shares outstanding                       9,429     9,417      9,428     9,393

    Incremental shares for stock options
      under treasury stock method                256       792        255       797
                                              ------    ------     ------    ------
    Weighted average number of common and
      common equivalent shares outstanding
      - assuming full dilution                 9,685    10,209      9,683    10,190
                                              ======    ======     ======    ======

    Net earnings per common and common
      equivalent share - assuming
      full dilution                           $  .12    $  .13     $  .17    $  .21
                                              ======    ======     ======    ======
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